Exhibit 99.1
N e w s   R e l e a s e
November 1, 2007
Park National Corporation reports Sizemore resignation
from Park board, Vision Bank helm
NEWARK, Ohio — Park National Corporation (Park) (AMEX:PRK) announced today the resignation of J. Daniel (Danny) Sizemore from its board of directors. Sizemore also resigned his position as chairman and chief executive officer of Vision Bank, a Florida-based Park affiliate that joined the corporation March 9, 2007.
Sizemore played a lead role in establishing Vision Bank in 2000 and is resigning his current leadership positions to pursue an opportunity with another bank headquartered in western Alabama. The market in which the Alabama bank operates does not overlap nor compete with any Vision Bank markets.
“We’ll miss Danny (Sizemore) as a part of our leadership. We valued his contribution as we welcomed the Vision organization and its customers into Park,” said Park Chairman and Chief Executive Officer C. Daniel DeLawder.
Pursuant to his employment agreement, dated September 14, 2006, Sizemore has voluntarily terminated his employment and as such, there will be no severance payments as part of his resignation. A letter from Sizemore to the Park board confirms that he did not resign because of any disagreement with Park or Vision Bank on any matter relating to their respective operations, policies or practices.
Joey Ginn, Vision Bank president, will assume the chief executive officer responsibility. “We have all learned a great deal from Danny. His imprint on our culture is permanent,” he said.
Vision Bank consists of two banking divisions, headquartered in Panama City, Florida and Gulf Shores, Alabama, respectively. They operate 18 banking offices along the Gulf Coast from Baldwin county, Ala. to Port St. Joe, Fla. With approximately 200 associates, it provides full-service community banking and specializes in commercial banking. Vision Bank’s net income from March 9, 2007 through September 30, 2007 was approximately $2.9 million. At September 30, 2007 Vision Bank had approximately $650 million in deposits and $617 million in loans.
Headquartered in Newark, Ohio, Park holds $6.511 billion in assets (based on asset totals as of September 30, 2007). Park and its subsidiaries consist of 14 community banking divisions, 12 of which are based in Ohio, 1 in Alabama and 1 in Florida, and 2 specialty finance companies. Park operates 154 offices through the following organizations: The Park National Bank, The Park National Bank of Southwest Ohio & Northern Kentucky Division, Fairfield National Division, The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, United Bank, N.A., Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Vision Bank of Panama City, Florida, Vision Bank Division of Gulf Shores, Alabama, Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), and Guardian Financial Services Company.

Media contacts:	Bethany White, Communication Specialist, 740.349.3754 John Kozak, Chief Financial Officer, 740.349.3792

Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com